UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2016

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

125 East Main Street, Suite 602
 American Fork, Utah 84003
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:  (801) 418-9378

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 8.01 Other Information

Golden Phoenix Minerals, Inc. (the "Company") and several of its current and former officers, consultants and attorneys have been named as a defendant in a lawsuit filed on February 26, 2016 in the U.S. District Court for the Southern District of Florida, Civil Action No. 1:16-CV-20712-KMM by Pinnacle Minerals Corporation ("Pinnacle") ("Florida Litigation").  The Florida Litigation relates to a lawsuit previously brought by Pinnacle against the Company that was referred to arbitration.  In the former case, the Company prevailed on its defense of Pinnacle's claims and on its counterclaims against Pinnacle and received an arbitration award that Pinnacle is currently contesting.  Following the arbitration, Pinnacle filed for bankruptcy protection.  The Company is awaiting a decision on Pinnacle's request that the arbitrator reconsider the award.  Pinnacle's motion to reconsider an order releasing certain funds held to secure the arbitration award to the Company was denied by the arbitrator.  Claims in the Florida Litigation include Racketeer, Influenced and Corrupt Organizations (RICO) under 18 U.S.C. 1961 and Civil Conspiracy against all defendants and breach of fiduciary duty against David Caldwell, a former officer of the company. The Company does not believe the Florida Litigation has merit and is defending the case vigorously.

Portions of this report may constitute "forward-looking statements" defined by federal securities laws.  Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that the actual outcomes will not be materially different.  Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995.  Additional information about issues that could lead to material changes in the Company's performance is contained in the Company's filings with the Securities and Exchange Commission and may be accessed at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.
Date: March 11, 2016
By:/s/ Dennis P. Gauger
Name: Dennis P. Gauger
Title: Chief Financial Officer and Corporate Secretary